Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated May 5, 2010

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Crude Oil Exchange Traded Notes

Description

Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares DB
Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude Oil
Double Short Exchange Traded Note (Symbol: DTO), (collectively, the "PowerShares
DB Crude Oil ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Oil (the "Index"), which is designed to reflect the performance of certain crude oil futures contracts plus the returns from investing in 3 month United States Treaury Bills. The Long ETN is based on the Optimum Yield(TM) version of the Index, and the Short and Double
Short ETNs are based on the standard version of the Index. The Optimum Yield(TM)
version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History(1)
[GRAPHIC OMITTED]
Source: DB / Bloomberg

Long ETN Index Weights
   As Of: 03-May-2010
      Commodity           Contract Expiry Date   Weight %
    Light Crude                22-Jun-2010          100

Short ETN Index Weights
   As Of: 03-May-2010
      Commodity           Contract Expiry Date   Weight %
    Light Crude                20-May-2010          100

Poweshares DB Crude Oil ETN and

(1) Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN

DTO Financial Details

  Ticker: DTO
  Last Update                  04-May-2010
                               04:30 PM
  Price                        61.7600
  DTO Index Level*             778.18751
  Indicative Intra-day         61.01
  Value**
  Last end of day              56.47989
  Value***
  Last date for end            03-May-2010
  of day Value
  Data Source:      www.nyse.com
  (Data delayed 20 minutes)

*    Indicative intra-day and Index closing
**   Indicative intra-day value of the DTO
***  Last end of day DTO RP

OLO Financial Details
  Ticker: OLO
  Last Update                 04-May-2010
                              04:30 PM
  Price                       14.0900
  OLO Index Level*            2,169.64437
  Indicative Intra-day        14.09
  Value**
  Last end of day             14.64483
  Value***
  Last date for end           03-May-2010
  of day Value
  Data Source:      www.nyse.com
  (Data delayed 20 minutes)

*    Indicative intra-day and Index closing
**   Indicative intra-day value of the OLO
***  Last end of day OLO RP

SZO Financial Details

   Ticker: SZO

   Last Update                 04-May-2010
                               04:30 PM
   Price                       46.3300
   SZO Index Level*            778.18751
   Indicative Intra-day        46.30
   Value**
   Last end of day             44.52007
   Value***
   Last date for end           03-May-2010
   of day Value
   Data Source:   www.nyse.com
   (Data delayed 20 minutes)

*    Indicative intra-day and Index closing
**   Indicative intra-day value of the SZO
***  Last end of day SZO RP

Contact Information
Any questions please call
1-877-369-4617

Index Data

Ticker symbols
Crude Oil Long                     OLO
Crude Oil Short                    SZO
Crude Oil Double Short             DTO

Intraday Indicative value symbols
Crude Oil Long                     OLOIV
Crude Oil Short                    SZOIV
Crude Oil Double Short             DTOIV

CUSIP symbols
Crude Oil Long                     25154K866
Crude Oil Short                    25154K874
Crude Oil Double Short             25154K809

Details
ETN price at listing               $25.00
Inception date                     6/16/08
Maturity date                      6/01/38
Yearly investor fee                0.75%
Listing exchange NYSE              Arca
DB Optimum Yield(TM) Crude         DBLCOCLT
Oil Index
DB Standard Crude Oil Index        DBRCLTR

Risks2
Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure to oil
Acceleration risk

Benefits
Leveraged and short notes
Relatively Low Cost
Intraday access
Listed
Transparent
Tax Treatment3
Issuer Details
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(2)

performance. The inception date of the Deutsche Bank Liquid Commodity Index --
Oil is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is
May 24, 2006. Index history is based on a combination of the monthly returns from the relevant Commodity Index (as defined below) plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Crude Oil ETNs, less the investor fee.
Index history for the Long ETN is based on the Deutsche Bank Liquid Commodity
Index -- Optimum Yield Crude Oil(TM), and index history for the Short and Double
Short ETNs is based on the standard version of the Deutsche Bank Liquid
Commodity Index -- Light Crude(TM) (the "Commodity Indexes"). The Commodity
Indexes are intended to reflect changes in the market value of certain crude oil futures contracts. The T-Bill Index is intended to approximate returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2) The PowerShares DB Crude Oil ETNs are senior unsecured obligations of
Deutsche Bank AG, CityLondon Branch, and the amount due on the PowerShares DB
Crude Oil ETNs is dependent on Deutsche Bank AG, placeCityLondon Branch's ability to pay. The PowerShares DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Crude Oil ETNs is not
equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your
PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Crude Oil
ETNs is zero, your Investment will expire worthless.

The PowerShares DB Crude Oil Double Short ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Crude Oil ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Crude Oil ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB
Crude Oil ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3) Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, placeCityLondon Branch has filed a registration statement
(including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, placeCityLondon Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling
1-877-369-4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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